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 EXHIBIT 11

                               Xerox Corporation

                  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                            Three months        Nine Months
                                        ended September 30, ended September 30,
                                             2000      1999      2000     1999

I. Basic Net Income (Loss) Per Common Share

  Net Income (Loss)                      $   (167)  $   339  $  (265)  $ 1,130
  Accrued dividends on ESOP preferred
    stock, net                                 (8)       (9)     (26)      (29)
  Adjusted net income (loss)             $   (175)  $   330  $  (291)  $ 1,101

  Average common shares outstanding
    during the period                     666,802   663,409  666,284   661,094
  Common shares contingently issuable
    with respect to exchangeable shares       919     1,078      920     1,739
  Adjusted average shares outstanding
    for the period                        667,721   664,487  667,204   662,883

  Basic earnings (loss) per share        $  (0.26)  $  0.50  $ (0.44)  $  1.66


II. Diluted Net Income (Loss) Per Common Share

  Net Income (Loss)                      $   (167)  $   339  $  (265)  $ 1,130
  ESOP expense adjustment, net of tax           -         1        -         5
  Accrued dividends on ESOP preferred
    stock, net                                 (8)        -      (26)        -
  Interest on convertible debt,
    net of tax                                  -         4        -        12
  Adjusted net income (loss)             $   (175)  $   344  $  (291)  $ 1,147

  Average common shares outstanding
    during the period                     666,802   663,409  666,284   661,094
  Stock options, incentive and
    exchangeable shares                       919    10,403      920    12,028
  Convertible debt                              -    13,191        -    13,191
  ESOP preferred stock                          -    52,159        -    52,159
  Adjusted average shares outstanding
    for the period                        667,721   739,162  667,204   738,472

  Diluted earnings (loss) per share      $  (0.26)  $  0.47  $ (0.44)  $  1.55